Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPUBLIC ANNOUNCES PRICING OF 10.0% SENIOR NOTES DUE 2017

New York, NY – June 11, 2009 – On June, 10, 2009, The Interpublic Group (NYSE: IPG) agreed to sell $600 million in aggregate principal amount of its 10.000% Senior Notes due 2017 to qualified institutional buyers. The expected net proceeds will be approximately $572 million after deducting discounts, commissions and estimated offering expenses.

Interpublic intends to use proceeds from the offering to fund its ongoing tender offer to purchase outstanding 7.25% Notes due 2011 and Floating Rate Notes due 2010. Any funds raised in the offering but not used in the tender offer will be used for the repayment, repurchase or redemption of other indebtedness, general corporate purposes and working capital.

The notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Act or an applicable exemption from the registration requirements of the Act and any applicable state securities laws. This press release is not an offer to sell or a solicitation of an offer to buy the securities.

# # #

About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand,

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax

GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, Magna, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Campbell Mithun, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA. For more information, please visit www.interpublic.com.

# # #

Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax